As filed with the Securities and Exchange Commission on October 15, 2020

Registration No.  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CLEARONE, INC.

(Exact name of registrant as specified in its charter)

Delaware	3661	87-0398877
(State or other jurisdiction of Incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

5225 Wiley Post Way

Suite 500

Salt Lake City, Utah 84116

(801) 975-7200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Zeynep Hakimoglu

President and Chief Executive Officer

ClearOne, Inc.

5225 Wiley Post Way, Suite 500

Salt Lake City, Utah 84116

(801) 975-7200

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Michael Dunn, Esq.

Seyfarth Shaw LLP

700 Milam Street, Suite 1400

Houston, TX 77002

(713) 238-1817

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Security(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(2)(3)
Common Stock ($0.001 par value)(1)(2):	1,058,025	$2.14	$ 2,264,173.50	$247.02

(1)

This Registration Statement registers the resale of 1,058,025 shares of common stock of ClearOne, Inc. issuable upon exercise of issued and outstanding warrants. All of the shares of common stock offered hereby are for the account of the selling stockholders named herein. In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also includes an indeterminate number of additional shares of common stock as may be issuable as a result of stock splits or a stock dividends that occur during this continuous offering.

(2)	In U.S. dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies.
(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low sales prices of the common stock on October 14, 2020, as reported on The NASDAQ Capital Market.

We hereby amend this registration statement (the “Registration Statement”) on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not a solicitation of offers to buy these securities in any jurisdiction where such offer or sale is not permitted.

Subject to Completion, Dated October 15, 2020

PROSPECTUS

CLEARONE, INC.

1,058,025 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 1,058,025 shares of our common stock, par value $0.001 per share, that are issuable upon the exercise of certain outstanding warrants, or the warrants, to purchase shares of our common stock, or the warrant shares, that are held by the selling stockholders identified in this prospectus. We are not selling any shares of common stock and will not receive any proceeds from the sale of the warrant shares by the selling stockholders under this prospectus. Upon the exercise of the warrants for all 1,058,025 shares of our common stock by payment of cash, however, we will receive aggregate gross proceeds of approximately $2.6 million.

These shares of common stock will be resold from time to time by the parties listed in the section titled “Selling Stockholders” beginning on page 15, which we refer to as the selling stockholders. The shares of common stock offered under this prospectus by the selling stockholders may be issued to the selling stockholders upon the exercise of warrants to purchase common stock that were issued in a private placement pursuant to the Securities Purchase Agreement, or the “Purchase Agreement,” entered into by and among ClearOne, Inc. and the selling stockholders, dated as of September 13, 2020. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of securities by the selling stockholders.

The selling stockholders may offer the shares from time to time as such selling stockholders may determine through public or private transactions or through other means described in the section entitled “Plan of Distribution” or a supplement to this prospectus. The selling stockholders also may sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus. The registration of these shares does not necessarily mean that the selling stockholders will sell any of their shares of common stock. We will pay the expenses incurred in registering the securities covered by the prospectus, including legal and accounting fees.

Our common stock is listed on The NASDAQ Capital Market under the symbol “CLRO.” The closing price of our common stock as reported on The NASDAQ Capital Market on October 14, 2020 was $2.10 per share.

You should carefully read and consider the risk factors under Part I, Item 1A contained in our most recent Annual Report on Form 10-K for risks relating to investments in our securities, as such risk factors may be supplemented or amended from time to time under Part II, Item 1A of our Quarterly Reports on Form 10-Q.

Our mailing address and telephone number are:

5225 Wiley Post Way

Suite 500

Salt Lake City, Utah 84116

(801) 975-7200

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2020

In considering any decision regarding an investment in the shares which are the subject of this prospectus, you should rely only upon the information contained in this prospectus, any free writing prospectus or supplement to this prospectus that we may specifically authorize to be delivered or made available to you, and the information that we incorporate by reference into this prospectus. We have not authorized any persons to provide you with information which is different from the information contained in this prospectus or the information that we incorporate by reference into this prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that you may obtain from other sources. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Any and all information that we incorporate by reference is accurate only as of the date of the referenced document so incorporated.

This prospectus is an offer to sell only the securities that are offered hereby, and only where it is lawful to do so. This prospectus does not offer to sell, or ask for offers to buy, any shares of our common stock in any state or jurisdiction (within or outside the United States) where it would not be lawful or where the person making the offer is not qualified to do so.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the "SEC"). This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. Please carefully read both this entire prospectus together with all information that we incorporate by reference, and you may obtain copies of those documents as described in this prospectus under the caption “Where You Can Find More Information.”

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to "ClearOne," "CLRO," "the Company," "we," "us," "our," and similar references refer to ClearOne, Inc. and its subsidiaries.

Smaller Reporting Company – Scaled Disclosure

               Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

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PROSPECTUS SUMMARY

The items in the following summary are described in more detail later in this prospectus and in the documents incorporated by reference herein. This summary provides an overview of selected information and does not contain all the information you should consider before investing in our securities. Therefore, you should carefully read this prospectus, including the documents incorporated by reference, which are described under the captions “Where You Can Find More Information” and “Important Information Incorporated by Reference” in this prospectus. You should also carefully consider the matters discussed in the sections in this prospectus entitled “Risk Factors” and in other periodic reports incorporated herein by reference.

Our Business

Overview

We have been a global market leader enabling conferencing, collaboration, and network streaming solutions. We design, develop and sell conferencing, collaboration and network streaming solutions for voice and visual communications. The performance and simplicity of our advanced comprehensive solutions offer unprecedented levels of functionality, reliability and scalability.

Our comprehensive line of high-quality conferencing and collaboration products are targeted for large, medium and small businesses, as well as for personal use. We have been a global market leader in the installed professional audio conferencing market, where our products are used in numerous industries such as enterprise, healthcare, education, government, legal and finance.

We have an established history of product innovation and plan to continue to apply our expertise in audio, video and networked AV to design, develop and introduce innovative new products and enhance our existing products. Our end-users range from some of the world’s largest and most prestigious companies and institutions to small and medium-sized businesses, higher education and government organizations, as well as individual consumers. We sell our commercial products to these end-users through a global network of independent distributors who, in turn, sell our products to dealers, systems integrators and other value-added resellers. We also sell directly to dealers, systems integrators and other value-added resellers. Our solutions save end-users time and money by creating a natural environment for collaboration and communication. Our partners, who are involved in system integration are benefitted with simpler project design and support costs with our products designed and built to work with each other seamlessly.

Our Strategy

Our primary challenge is the loss in revenue due to infringement of our patents by competitors and consequent reduction in cash flows due to operating losses and litigation costs. Our current strategy consists of the following three elements to overcome this adverse situation:

● Continue our product innovation to bring to market products that are needed by our partners and end-users

● Cut costs to operate efficiently

● Defend our intellectual property through litigation

We currently participate in the following markets:

● All aspects of audio conferencing including installed professional audio conferencing through DSP mixers, USB based speakerphones and table-top conferencing;

● Professional microphones to support audio and video collaboration through patented beamforming microphones, ceiling microphones and wireless microphones;

● Visual collaboration in all forms including low-cost room appliances, professional cameras, Bring-Your-Own-Device and cloud video services encompassing conferencing, interactive whiteboarding, webinar, and wireless sharing; and

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● Audio Visual Networking which includes network media streaming, video walls, sound reinforcement and audio distribution.

Our business goals are to:

● Improve our global market share in professional installed audio conferencing products for large businesses and organizations;

● Position ClearOne as the preferred AV channel partner uniquely offering a complete value-chain of natively integrated solutions from audio to video maximizing AV channel partner profitability;

● Extend total addressable market from installed audio conferencing beachhead to adjacent complementary markets – microphones, video collaboration and AV networking;

● Continue to leverage the video conferencing, collaboration and AV networking technologies to enlarge our current market share;

● Focus on the small and medium business market with appropriately scaled, lower cost and less complex products and solutions;

● Capitalize on the growing influence of information technology channels in the audio-visual market and introduce more solutions to these channels;

● Capitalize on the convergence of audio visual and information technology to meet enterprise and commercial multimedia needs and the end-users’ transition from high-priced systems to low cost, complete AV room solutions and cloud services;

● Leverage software-based platforms across all our product lines; and

● Expand and strengthen our sales channels.

We will continue to focus on our core strengths, which include the following:

● Providing a superior conferencing and collaboration experience;

● Delivering the complete value chain for audio visual communication;

● Extending our capabilities in product innovation through software-based video collaboration and AV networking

● Offering greater innovation, interoperability and value to our end-users and channel partners;

● Leveraging and extending ClearOne technology, leadership and innovation;

● Leveraging our strong domestic and international channels to distribute new products; and

● Strengthening existing end-user and channel partner relationships through dedicated and comprehensive support.

Our Products

Our products can be broadly categorized into the following:

● Audio conferencing including installed DSP based professional audio conferencing, USB-based speakerphones and table-top audio conferencing

● Professional microphones consisting of patented beamforming microphones, ceiling microphones and wireless microphones; and

●Video products including video collaboration and AV networking

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AUDIO CONFERENCING

Our full range of audio conferencing products include (i) professional installed DSP based audio conferencing and sound-reinforcement products used in enterprise, healthcare, education and distance learning, government, legal and finance organizations, (ii) mid-tier premium conferencing products for smaller rooms and small and medium businesses which interface with video and web conferencing systems, (iii) affordable USB-based speakerphones that can be used with PCs, laptops, tablets, smartphones, and other portable devices, and (iv) traditional tabletop conferencing phones used in conference rooms and offices.

Our audio conferencing products feature our proprietary HDConference®, Distributed Echo Cancellation® and noise cancellation technologies to enhance communication during a conference call by eliminating echo and background noise. Most of our products also feature some of our other HDConference proprietary audio processing technologies such as adaptive modeling and first-microphone priority, which combine to deliver clear, crisp and full-duplex audio. These technologies enable natural and fatigue-free communication between distant conferencing participants.

Our audio conferencing products contributed 46.3% and 49.5% of our consolidated revenue in 2019 and 2018, respectively.

Professional installed audio conferencing and sound reinforcement

We have been a global market leader in the professional installed audio conferencing market. We have been a pioneer in the development of high-end, professional conferencing products and we have established strong brand recognition for these products worldwide. Our installed professional conferencing products include the CONVERGE® Pro 2, CONVERGE Pro and CONVERGE SR product lines.

Our flagship CONVERGE Pro 2 and CONVERGE Pro product lines lead our professionally installed audio products line. The CONVERGE Pro product line includes the CONVERGE Pro 880, CONVERGE Pro 880T, CONVERGE Pro 880TA, CONVERGE Pro 840T, CONVERGE Pro 8i, CONVERGE Pro TH20 and CONVERGE Pro VH20, and the CONVERGE SR product line including CONVERGE SR1212 and SR1212A which together offer various levels of integration and features to allow a commercial system integrator to optimize a system to fit diverse conferencing applications and environments.

We began shipping a limited number of SKUs of the latest generation of CONVERGE Pro products broadly called as CONVERGE Pro 2 at the end of 2016. We added more SKUs to CONVERGE Pro 2 line which now includes CONVERGE Pro 2 128, CONVERGE Pro 2 128D, CONVERGE Pro 2 128T, CONVERGE Pro 2 128TD, CONVERGE Pro 2 128V, CONVERGE Pro 2 128VD, CONVERGE Pro 2 128VT, CONVERGE Pro 2 128VTD, CONVERGE Pro 2 120, CONVERGE Pro 2 012, CONVERGE Pro 2 48T, CONVERGE Pro 2 48V, CONVERGE Pro 2 48VT, CONVERGE Pro 2 48VTD, CONVERGE Pro 2 128SR and CONVERGE Pro 2 128SRD.

CONVERGE Pro 2’s broad DSP platform satisfies clients’ diverse audio needs with these features:

● Best-in-class audio delivered through next-gen Acoustic Echo Cancellation and Noise Cancellation processing with Acoustic Intelligence, advanced microphone gating and built-in DARE™ feedback elimination.

● Powerful architecture with smaller footprint – 12 Mic/line inputs per unit, built-in USB audio interface, built-in optional Dante™ for networked audio.

● Daisy-chainable design to support up to 144 Mic/line inputs, C-Link expansion bus with 64 channels and P-Link bus for scalable connection of peripheral devices including any combination of ClearOne peripheral devices, such as the new Beamforming Microphone Array 2, USB Expander unit, GPIO Expander unit and/or the new DIALOG® 20 Wireless Microphone system.

● Supports video conferencing, audio and web conferencing, Skype® for Business meetings, in-room meetings, wireless presentation, and more.

● Integration of VoIP or telephony, USB, and Dante™ for maximum functionality.

● A new expansion bus that delivers increased audio-channel scalability to support large audio projects.

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● Ability to control local meeting rooms and audio distribution applications with flexible options – touch panel controller, BYOD dialer apps or 3rd party control modules.

● Configure, manage, monitor and troubleshoot the entire system of auto-discovered devices with MatrixView™ and FlowView™ for visualized audio signal paths.

CONVERGE Pro 2 line of products is ably supported by a touch panel controller, a GPIO expansion box, a USB expansion box and a wall-mount Bluetooth Expander. CONVERGE Pro 2 VoIP SKUs are certified to interoperate with Cisco, Avaya and ShoreTel SIP based VoIP systems and also interoperate with Microsoft Skype for Business.

Mid-Tier Premium Conferencing

Our INTERACT® product line is a mid-tier, lower cost, conferencing product line designed to meet the needs of our larger customers with smaller conferencing rooms as well as small and medium businesses. The INTERACT product series is comprised of the INTERACT AT and the INTERACT Pro. Both systems can be easily connected to enterprise telephones, analog POTS lines, existing HD video codecs and soft video clients. These INTERACT systems also include a USB audio interface to connect to PCs, laptops and tablets, as well as to rich multimedia devices, such as video or web conferencing systems and emerging unified communication systems for enhanced collaboration.

During 2018, we introduced and started shipping CONVERGE Huddle, another addition to the mid-tier premium conferencing line. CONVERGE Huddle is a versatile solution for multiple use huddle room environments at a price point that meets budget requirements for audio and video collaboration applications. CONVERGE Huddle connects to ClearOne or third-party peripheral devices, such as microphones, speakers, cameras, and display screens and applications such as Spontania®, Skype® for Business, GoToMeeting ™, WebEx® through single clutter-free connection via USB 3.0 to laptop. It comes with the latest Acoustic Echo Cancellation and Noise Cancellation algorithms and a user-friendly CONSOLE® software. It can be mounted easily under a table, behind a display, or in a rack.

Speakerphone

Our CHAT® product line of speakerphones includes affordable and stylish USB based personal and group speakerphones. CHAT speakerphones provide full-duplex and rich full bandwidth frequency response for superior audio clarity. CHAT products are designed for a wide variety of applications and devices (fixed or portable) for greatly enhanced collaboration wherever and whenever needed. CHAT speakerphones are offered either as personal speakerphones under CHAT 50, CHAT 60 or CHAT 70 SKUs or as group speakerphones under CHAT 150, CHAT 160 and CHAT 170 SKUs.

CHAT 50/60/70 personal speakerphones are approximately the size of a deck of cards, and connect to PCs and MACs for rich, clear, hands-free audio and playback. CHAT 150 group speakerphones are designed for small group use. These can also connect many of the same devices and applications as the CHAT personal speakerphones but feature three microphones in larger design for use by a larger number of participants. CHAT 150/160/170 group speakerphones have the ability to add high-quality, full-duplex speakerphones to user enterprise telephone handsets such as Avaya and Cisco. CHAT group speakerphones make it possible to introduce rich, crystal clear conferencing capability without the need for introducing a separate traditional conference phone. CHATAttach® is comprised of two CHAT 150 group speakerphones which can be daisy-chained together to function as a single conferencing system for much larger coverage than a single CHAT 150. CHAT group speakerphones are integral to our media collaboration product line as our media collaboration products are tightly integrated with CHAT group speakerphones for high quality audio experience.

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Tabletop Conferencing

Our tabletop conferencing product line offered under MAX® brand is comprised of the following product families: MAX EX and MAXAttach® wired conference phones; MAX Wireless and MAXAttach Wireless conference phones; and MAX IP and MAXAttach IP conferencing phones. Designed for use in executive offices or small conference rooms with multiple participants, MAX Wireless can be moved from room to room within 150 feet of its base station. MAXAttach Wireless was the industry’s first and remains the only dual-phone, completely wireless solution. This system gives customers tremendous flexibility in covering larger conference room areas. MAX EX and MAXAttach wired phones can be daisy chained together, up to a total of four phones. This provides even distribution of microphones, loudspeakers, and controls for better sound quality and improved user access in medium to large conference rooms. In addition, all MAXAttach wired phones can be used separately when they are not needed in a daisy-chain configuration. MAX IP and MAXAttach IP are VoIP tabletop conference phones which are based on the industry-standard SIP signaling protocol. These phones can also be daisy-chained together, up to a total of four phones.

PROFESSIONAL MICROPHONES

Our microphones contributed 35.2% and 32.0% of our consolidated revenue in 2019 and 2018, respectively.

Beamforming Microphone Array

ClearOne began shipping the first generation Beamforming Microphone Array in March 2013. This product works with CONVERGE Pro 880, CONVERGE Pro 880T, CONVERGE Pro 880TA and CONVERGE Pro 840T.

Beamforming Microphone Array 2, the next generation Beamforming Microphone Array started shipping in the last quarter of 2017 and affirmed ClearOne’s clear industry leadership with the following outstanding features:

● Significantly enhanced and new echo cancellation, using direction of arrival determination for demanding acoustic environments.

● Acoustic intelligence with adaptive ambience - faster convergence and better adaptation to changes in room acoustics, such as ambient noise from chairs moving, doors closing, chatter in the background, or any spikes in sound that alter the path of the audio, using separate acoustic echo cancellation for each fixed beam and inhibiting beam selection when the far end is active.

● Dramatically better mic pickup, including using an augmenting microphone signal, sharpening the capability to detect softer voices.

● Natural and clearly intelligible audio, even when two people speak at once.

● Zero consumption of analog I/O and signal processing in the DSP mixer leaving those resources available for other needs.

● Single cable for power, audio and control.

● Two power options – P-Link and POE.

● Daisy-chains with all ClearOne P-Link devices and works with CONVERGE Pro 2 DSP AEC mixers.

● Easy configuration and management through CONSOLE software.

During the first quarter of 2019, the Company began shipping our patented Beamforming Microphone Array Ceiling Tile (BMA CT) to our partners.  All of the innovations developed for the BMA CT make the integrator’s job easier and more profitable. The BMA CT dramatically transforms how integrators can approach system design for ceiling tile installations, allowing for multi-array setups that can utilize a single, low-channel count DSP mixer while maintaining ClearOne’s high level of performance and reliability. Further simplification comes from the array’s built-in power amplifier, which allows each array to drive two 10-Watt, 8-Ohm loudspeakers. The BMA CT also features ClearOne’s proprietary adaptive steering technology (think of it as smart switching). This provides impeccable room coverage while eliminating the need to adjust individual beams. Integrators can daisy chain ceiling tiles via P-Link (ClearOne’s proprietary peripheral link) for larger conference setups – for simpler wiring and longer distances compared to networked home-run connections. P-Link also allows integrators to daisy chain additional peripherals such as wireless mics, USB Expanders, and GPIO Expanders.  The system supports all of this functionality with zero consumption of analog I/O and signal processing in the DSP mixer leaving those resources available for other needs.

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Ceiling Microphone Array

The ClearOne Ceiling Microphone Array enhances almost any professional conferencing application which demands high-quality audio. The Ceiling Microphone Array is easily installed and combines affordability with exceptional audio quality. With three wide-range microphones mounted together into a single unit array, the Ceiling Microphone Array provides the rich sound of three individual unidirectional microphones while maintaining full 360-degree coverage.

This product line was further strengthened in 2018 by the introduction of the Ceiling Microphone Array Analog-X series of ceiling microphones. These products feature superior sound quality, adjustability for desired height from 0 to 7 feet and numbered microphone elements for easy identification.

This product line was further expanded with the introduction of Ceiling Microphone Array Dante, a tri-element ceiling microphone array with built-in Dante audio networking for conferencing and sound reinforcement applications. Each Ceiling Microphone Array Dante utilizes three premium quality microphone elements to deliver 360-degree room coverage for boardrooms, conference rooms, telemedicine facilities and more. Dante networking technology offers simple installation with CAT5 or CAT6 cabling, and delivers uncompressed, multi-channel audio with near-zero latency and sample accurate time synchronization throughout the network.

Wireless Microphones

In 2013, ClearOne introduced WS800 Wireless Microphone Systems, including four new models of wireless microphones/transmitters (Tabletop/boundary, Gooseneck, Handheld, Bodypack) and a base-station receiver with either 4 or 8 channels, which connect to professional audio mixers. Since the Sabine acquisition in 2014, our portfolio of wireless microphone systems was enhanced by the introduction of digital compressed versions, Dante standard compatible versions and more frequency ranges catering to various international markets.

During 2017, we started shipping DIALOG® 20, the two-channel wireless microphone system. Leveraging the full power of ClearOne's robust, adaptive frequency-hopping "spread" spectrum technology within the 2.4 GHz unlicensed spectrum, DIALOG 20 has several advantages over fixed-frequency transmission. DIALOG 20 incorporates flexible features and multiple options usually available only in much larger systems. While DIALOG 20 works seamlessly with all commercially available mixers, it boasts additional features when natively interfacing with our new CONVERGE Pro 2 or new Beamforming Microphone Array 2.

VIDEO

Our video products include video collaboration and AV networking products. Our video products contributed 18.4% and 18.5% of our consolidated revenue in 2019 and 2018, respectively.

Video Collaboration

Our Media Collaboration suite of products is led by our comprehensive portfolio of industry-leading COLLABORATE® branded videoconferencing and collaboration solutions.

COLLABORATE Live 300 includes a free 90-day COLLABORATE Space web conferencing subscription, a Skype for Business client, SIP/H.323 video conferencing, wireless presentation and interactive whiteboard capabilities — along with one CHAT 150 speakerphone and one UNITE 150 PTZ camera with 1080p30, 12x optical zoom. COLLABORATE Live 300 succeeded COLLABORATE Pro 300, which included video appliance, UNITE® 150 camera, CHAT® 150C speakerphone and 90-days subscription to Spontania cloud video, audio and web conferencing, SIP/H.323 video conferencing, in-room wireless presentation and optional Skype® for Business native integration.

COLLABORATE Live 600 is a video collaboration system that delivers crystal-clear, full-duplex audio for medium-sized conference room environments.  It offers the same suite of built-in video conferencing capabilities, the UNITE 200 PTZ camera, an ultra-friendly user interface, and a 90-day free COLLABORATE Space trial subscription.  For audio, the system features two ClearOne CHAT® 150 speakerphones that daisy chain with CHATAttach® for crystal-clear audio quality. COLLABORATE Live 600 succeeded COLLABORATE Pro 600, which included video appliance, UNITE 200 camera, CHATAttach® 150 speakerphones, and 90-days subscription to Spontania cloud video, audio and web conferencing, SIP/H.323 video conferencing with 4-way built-in MCU, in-room wireless presentation, optional Skype for Business native integration, capture recording and streaming. This solution is targeted at medium-size rooms.

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For large-sized boardrooms, auditoriums, conference rooms, lecture halls, courtrooms, training centers and telemedicine facilities, COLLABORATE Live 900 delivers a complete professional quality collaboration system solution featuring a powerful combination of video components integrated with the most advanced audio DSP technology for the richest possible large meeting room collaboration experience. COLLABORATE 900 features a suite of built-in video conferencing capabilities including a Skype® for Business client, SIP/H.323 video conferencing, wireless presentation, interactive whiteboard, recording and streaming and a user interface that’s as simple and familiar as the interface found on a tablet or mobile device. It also includes a CONVERGE® Pro 2 DSP mixer, the industry’s most advanced audio processor and ClearOne’s Beamforming Microphone Array 2, which features adaptive steering technology (think of it as smart switching) to provide unsurpassed audio pick-up coverage of an entire room.  For high-quality video capture of all participants in the room, the COLLABORATE Live 900 comes with the UNITE® 200 PTZ 1080p60 camera with 12x optical zoom. The system also includes a 90-day free trial of the ClearOne COLLABORATE Space cloud-based video conferencing application. COLLABORATE Live 900 succeeded COLLABORATE Pro 900, which included video appliance, UNITE 200 camera, CONVERGE® Pro installed audio endpoint, Beamforming Microphone Array and 90-days subscription to Spontania cloud video, audio and web conferencing, SIP/H.323 video conferencing with 4-way built-in MCU, multi-user in-room wireless presentation, optional Skype for Business native integration, capture recording and streaming. This solution is targeted at medium and large-size rooms.

COLLABORATE Live 1000 includes ClearOne’s newest beamforming microphone product, the Beamforming Microphone Array Ceiling Tile (BMA CT). COLLABORATE Live 1000 also includes COLLABORATE Space cloud conferencing, Skype® for Business client, SIP/H.323 video conferencing, wireless presentation, interactive whiteboard, recording, and streaming. The system comes complete with the CONVERGE Pro 2 48VT DSP mixer, the industry’s most advanced audio processor, and a user interface that’s as simple and familiar as that found on a tablet or mobile device. A UNITE® 200 PTZ 1080p60 camera with 12x optical zoom ensures high-quality capture of all room participants.

Rounding out ClearOne’s new COLLABORATE Live product line is COLLABORATE Live 200, a new video collaboration system with ultra-wide angle video capture, which is critical for viewing all conference participants in huddle spaces and smaller room environments. Designed specifically to meet huddle space budgets, COLLABORATE Live 200 features the UNITE 50 EPTZ 1080p30 camera with 3x digital zoom and a 120-degree wide-angle field of view. Other features are similar to those found in the COLLABORATE Live 300 system, including the free 90-day COLLABORATE Space subscription.

Our Media Collaboration series also include COLLABORATE Space, a suite of solutions that unifies messaging, calls, meetings and, perhaps most importantly, minds in a way that will energize workflows and increase productivity for everyone involved in the enterprise. Designed as a persistent, user-friendly collaboration suite, COLLABORATE Space contains many powerful UCC capabilities, as well as the seamless ability to make calls outside the network. By adding phone credits on the account, customers can reach anyone in the world on a standard landline or mobile phone with the system’s integrated phone dialer.

With COLLABORATE Space, users can work together one-on-one, or in groups of hundreds, with integrated file sharing, searchable archives, and user presence information. They can connect with colleagues and contacts, via audio and video, with the most intuitive collaboration tools. Users can meet immediately or schedule a meeting and access a full suite of collaboration features, including file sharing, whiteboarding, annotation, chat, and meeting minutes. Team members wishing to move from email can also create searchable private and public channels, organized by topic, which can be accessed from anywhere. They can also search, access and store agendas, notes, messages, documents, whiteboards, session recordings, and more.  Finally, COLLABORATE Space runs on any device, from desktop to mobile, and on any standards-based video endpoint.

COLLABORATE Space Enterprise has all the functionality people have come to expect from a full-featured cloud collaboration app, with the increased security and full, enterprise control associated with on-premise platforms. In addition to “Enterprise” platform, COLLABORATE Space is available in cloud-based “Basic” and “Pro” versions.

COLLABORATE Space was preceded by Spontania cloud video, audio and web conferencing service that can be deployed on-premises or in the cloud. Spontania offered all sorts of collaboration tools such as screen sharing, application sharing, whiteboard, annotation over presentation, recording, hand-raise and chat. The service is targeted for any workspace including mobile, desktop and rooms of any size; and multiple use cases including meetings, classrooms and training sessions.

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Bring your own video and web conferencing – COLLABORATE Versa series offer a USB PTZ camera, a speakerphone and a central hub that connects the laptop to the meeting room peripherals via single USB 3.0 connectivity. COLLABORATE Versa, compatible with Cisco WebEx®, Google Hangouts®, Microsoft Skype for Business® and more, is also bundled with 90-days subscription of Spontania cloud video, audio and web conferencing. This solution is targeted at huddle spaces and medium conference rooms.

COLLABORATE Versa 50 features a ClearOne UNITE® 50 EPTZ 3x zoom 1080p30 camera to capture all participants in the room; a central hub for connecting to dual displays, cameras, audio endpoints, networks and other peripherals; a CHAT® 150 speakerphone with advanced audio processing for a rich conferencing experience; and a complimentary 90-day trial of COLLABORATE Space, ClearOne’s powerful cloud-based audio and video conferencing applications.

The COLLABORATE Versa Pro 50 addresses today’s AV collaboration needs for COLLABORATE Space, MS Teams, Skype® for Business, Zoom, WebEx, GoToMeeting and Spontania with a complete huddle space solution. It features a CONVERGE® Huddle audio DSP mixer for a professional audio experience, a ClearOne UNITE® 50 EPTZ 3x zoom 1080p30 camera, a ceiling microphone array with 360-degree coverage reducing reverberation and noise, and a complimentary 90-day trial of ClearOne COLLABORATE Space. Customers purchasing the COLLABORATE Versa Pro 150 get upgraded to a 1080p30 UNITE® 150 PTZ camera with 12x optical zoom.

COLLABORATE Versa Pro CT, includes a Huddle DSP mixer and the Huddle-compatible and patented BMA CTH that is a perfect fit for small-to medium-sized rooms. The COLLABORATE Versa Pro CT is a great room solution for Bring Your Own Device (BYOD) collaboration using any cloud-based service. such as COLLABORATE® Space, Microsoft® Teams, WebEx®, Zoom®, and more. The system includes the Company’s new BMA CTH Beamforming Microphone Array Ceiling Tile with built-in AEC, providing the same impeccable room coverage as the BMA CT using adaptive steering (think of it as smart switching). The COLLABORATE Versa Pro CT system also includes mic/line inputs with AEC, line outputs, 4x10 Watt power amps, USB audio, mobile phone jack, and HDMI. The system comes preloaded with a project file ready for the most common room configuration. Or it can be further configured using CONSOLE® AI software, now with enhanced visualization and Audio Intelligence.

Additionally, both COLLABORATE Versa Pro 50 and Versa Pro 150 solutions feature a CONVERGE® Huddle audio DSP mixer for a professional audio experience, a Ceiling Microphone Array with 360-degree coverage that reduces reverberation and noise; and an optional clutter-free CONVERGE Huddle VESA mount.

UNITE 200/150 is a professional-grade PTZ camera series supporting USB, HDMI and IP connectivity. It delivers 1080p HD resolution, 12X optical zoom and is compatible with PC-based and Pro-AV applications, supporting wide range of meeting spaces.

UNITE 50 4K camera is plug-and-play ready with 120-degree field-of-view, digital zoom and pairs easily with any microphone/speaker combination. The UNITE 50 4K camera’s ultra-wide-angle field-of-view is ideally suited for PC-based video conferencing, web conferencing and unified communications, and other collaboration experiences in huddle spaces and small conference rooms. The camera also supports the USB Video Class (UVC) 1.1 standard for maximum compatibility with a wide variety of cloud and room-based solutions. Along with 4K30 resolution, the autofocus camera features 3x digital zoom and a full-function USB 3.0 interface for video and power. Its wide dynamic range provides support for optimal image capture — critical for all video conferencing.

AV Networking

Our AV networking products are primarily sold under VIEW® and VIEW Pro brands and deliver the ultimate IP A/V experience by streaming time sensitive high definition audio and video and control over TCP/IP networks. By combining audio and/or video content, meta-data and control signals into one digital stream in harmony with industry standards, its distributed, edge of the network architecture allows the hardware and the processing power to be distributed across any existing TCP/IP network. This leverages many of the advantages of using TCP/IP over traditional analog systems and other centrally controlled IP-based systems. The ClearOne VIEW and VIEW Pro products are powered by ClearOne’s patented StreamNet® technology. A user can activate and control a single audio source or combination of audio sources, video sources, security systems, HVAC systems, lighting, and other room or facility monitoring functions such as paging or security access by just a single touch to its attractive touch screens. Alternatively, any PC, laptop, tablet, iPod, or other device with a built-in web browser with Flash can control the equipment connected to the system. The VIEW and VIEW Pro systems have no limits on the numbers of sources, displays, or amplifiers in a project and can be used in venues from high-end residential homes to large-scale commercial projects. The number of devices could be determined by the network bandwidth availability, number of media streams and its bandwidth requirements.

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Converting an audio or video signal to TCP/IP preserves the digital quality of the signal across the network. Unlike analog systems, which lose quality over long distances, TCP/IP packets are decoded to retain the same digital quality as when they were encoded. The addition of Digital Encoder and Digital Decoder products with DVI/HDMI input and output enhances the flexibility of complete AV distribution system and makes it as easy to use as analog devices.

VIEW Pro solution provides 1080p60, H.264 high definition HDMI video-audio, 4:4:4 true-color, 24 bit per pixel video output. It comes with dual inputs encoder, single input encoder and single output decoder with balanced audio, general purpose control ports and clock synchronized video output. VIEW Pro system also provides PANORAMATM, a multi-view video composition and video-wall software application using its built-in video processing engine, without using external expensive hardware video processors. This continues to be truly differentiated in the professional market by offering complete AV streaming and distribution systems that can scale to fulfill projects of any size and complexity, from light commercial to the very largest environments. VIEW Pro products include E110 and E120 encoders and D110, D210 and D310 decoders. VIEW Pro solution also comes with multiple license options including audio mixing, video composition, video wall, multicast RTSP and local playback.

VIEW CONSOLE software gives integrators a comprehensive platform from which to configure, manage, monitor, and control VIEW system installation using an easy, modern interface. The new toolset, which spotlights the latest in advanced software development technologies, works across ClearOne’s full line of VIEW/VIEW Pro products. In 2017, we released an updated version of VIEW CONSOLE and PANORAMA software applications.

During 2018, the VIEW line of products was strengthened by the introduction of VIEW Lite. The VIEW Lite series which includes an encoder, a decoder and a controller, provide essential functionality that meets the full needs of simple AV over IP applications while simultaneously delivering superb price-to-performance value.

Recent Developments

Products

In the first quarter of 2020, we announced two new additions to our COLLABORATE Versa family of products. COLLABORATE® Versa Room CT, provides all the equipment and accessories needed for exceptional room cloud-based conferencing. At the heart of the system, is the USB audio-enabled Beamforming Mic Array Ceiling Tile (BMA CTH). Thanks to its onboard processing, the BMA CTH performs acoustic echo cancellation, noise cancellation, and beam selection, so no external DSP mixer is required. The array’s adaptive steering (think of it as smart switching) provides impeccable room coverage. The Versa Room CT brings cost-effective professional conferencing audio to small and mid-sized meeting rooms.

COLLABORATE Versa Lite CT is a USB audio enabled BMA CTH room solution. This solution dramatically enhances the audio experience for any cloud-collaboration application such as COLLABORATE Space, Zoom™, Microsoft® Teams, and Webex™, without the need for a DSP mixer.  The system can be easily and quickly configured using ClearOne’s CONSOLE® AI Lite software with Audio Intelligence™ and Auto Connect™. A laptop or a desktop PC can be connected to the BMA CTH directly through the USB port on the USB Expander to share room audio. The included 50-foot CAT6 cable connects the USB Expander to the BMA CTH.

In February 2020, we announced a new Touch-Panel Controller, a highly intuitive 10-inch touch-screen device, designed for ClearOne’s CONVERGE®  Pro 2 audio DSP mixers as well as COLLABORATE Live video conferencing room systems. Paired with CONVERGE Pro 2 DSP mixers, users can make and receive PSTN and/or VoIP conference calls, and multiparty calls with the easy-to-use on-screen dial pad. When paired with COLLABORATE Live, users can make and receive video calls as well as manage content sharing options.

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COLLABORATE Space, our powerful cloud-based collaboration solution, added two new valuable features - webinar hosting and Web RTC. COLLABORATE Space Pro and Enterprise meeting plans can be upgraded to include the new Webinar feature allowing session hosts to conduct video and audio presentations for up to 1000 participants. The new Web RTC feature works with all popular browsers including Microsoft Edge, Google Chrome, Safari and Mozilla Firefox. The new Web RTC feature enables users to easily join full-featured COLLABORATE Space audio and video meetings using a browser with no downloads or plug-ins required. Users can accept meeting, webinar, and classroom invitations and join with a single click; easily sharing and viewing content within a browser window. COLLABORATE Space also added a feature where Microsoft Teams users can now enjoy a richer collaboration than that available within the Teams environment today. This richer collaboration experience includes better video quality, support for multiple cameras, support for multiple displays, and a persistent meeting space where chats, audio and video recordings, documents, meeting minutes, whiteboard sessions, and more can be shared in private or public channels for later access. Users can easily initiate a Space video meeting or join an existing Space video meeting within the MS Teams environment.

In April 2020, we introduced UNITE 20 Pro Webcam, which easily mounts on a PC or laptop to provide full 1080p30 image with an ultra wide-angle field-of-view up to 120°.  A super-high signal-to-noise ratio and advanced 2D and 3D noise reduction provides superior desktop camera video quality.

Litigation Matters

We are involved in litigation against Shure Incorporated (“Shure”) as further described in Part I, Item 3 of our Annual Report on Form 10-K for the year ended December 31, 2019 (the "Annual Report"), which is incorporated herein by reference. Our Current Reports on Form 8-K as filed with the SEC on August 25, 2020 and September 2, 2020, each of which are incorporated herein by reference, disclosed the following recent developments with respect to the litigation proceedings against Shure:

●          Shure, Incorporated v. ClearOne, Inc., 17-cv-3078 (N.D. of Illinois) - In this matter, the Company asserts that Shure’s MXA910, MXA910-A, and MXA910-US infringes two ClearOne patents: U.S. Patent No. 9,635,186 (the “’186 Patent”) and U.S. Patent No. 9,813,806 (the “’806 Patent”).  On July 9, 2020, the Company moved for summary judgment, or partial summary judgment, of infringement by Shure of the ’186 and ’806 patents, and Shure moved on the same day for summary judgment of invalidity of the ’186 and ’806 patents.  On August 12, Shure also moved for summary judgment on various other aspects of the Company’s infringement claims, including arguing that the MXA910 after a recent firmware update does not infringe the ’186 Patent, that the MXA910-A and MXA910-US do not infringe the ’806 Patent, and that the Company is not entitled to lost profits or treble damages.  The motions remain pending.  On September 2, 2020, the Company issued a press release announcing an order issued September 1, 2020 by Judge Edmond E. Chang of the U.S. District Court of the Northern District of Illinois holding that “Shure has violated the preliminary injunction order and is found in contempt because it.”

●          ClearOne, Inc. v. Shure, Incorporated, IPR2019-00683. On August 14, 2020, the Patent Trial and Appeals Board (the “PTAB”) issued its final written decision in this matter, holding that all but two of the original claims in Shure’s U.S. Patent No. 9,565,493 (the “’493 Patent”), claims 6 and 34, are unpatentable in light of the Company’s U.S. Patent No. 9,813,806 and other prior art, and granting Shure’s request to amend 11 claims.  On August 24, the Company filed a request for rehearing with the PTAB, arguing that the eleven amended claims are not patentable because Shure withheld from the PTAB two allegedly material references that render those claims unpatentable. That request is pending.  Also on August 24, the Company filed a request for sanctions with the PTAB, arguing that Shure’s failure to disclose two material references to the PTAB violated Shure’s duty of candor.

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●          Shure, Incorporated, et al. v. ClearOne, Inc., 19-cv-1343 (D. of Delaware). On April 14, 2020, Shure moved for a temporary restraining order and preliminary injunction to prevent the Company from selling the BMA CT and BMA CTH, alleging that these products infringed Shure’s U.S. Patent D865723 (the “D’723 Patent”). The Company opposed the motions, and on May 1, Magistrate Judge Burke issued a report and recommendation denying Shure’s request for a temporary restraining order, finding that Shure had failed to show that it would suffer irreparable harm in the absence of injunctive relief and that ClearOne had raised a “substantial question” as to the validity of the D’723 Patent (“R&R”).  On May 8, Shure filed objections to the R&R with the district court judge, and on May 15, the Company filed a response to Shure’s objections. Shure’s objections remain pending.  Shure’s motion for a preliminary injunction also remains pending, and a hearing on the motion is scheduled for September 21.  On July 28, the Court held a claim construction hearing on the D’723 Patent.  On August 24, the parties informed the Court by letter of the PTAB’s final written decision in IPR2019-00683. In that letter, Shure indicated that it intended to assert “some or all of the amended new claims . . . once the [PTAB] issues a certificate confirming those claims,” which is not expected to occur for several months. Shure also informed the Court that it “does not currently plan to assert original claims 6 and 34 in the present litigation” and that it “is currently considering whether it will appeal the [PTAB’s] decision as to the claims found unpatentable.” In light of its request for rehearing, the Company requested that the stay remain in place.

●          ClearOne, Inc. v. Shure, Incorporated, et al., 19-cv-7285 (N.D. of Illinois) – In this matter, the Company sought a declaratory judgment of non-infringement of Shure’s D’723 Patent.  The parties disputed where Shure’s D’723 Patent should be litigated.  The Company argued that it should be litigated in this case in the Northern District of Illinois.  Shure argued that it should be litigated in Case No. 19-cv-1343 in Delaware (discussed in the preceding section).  The Delaware court decided that the dispute over the D’723 Patent should be decided in the District of Delaware.  Therefore, the Company voluntarily dismissed its action in the Northern District of Illinois without prejudice.

●          Shure, Incorporated v. ClearOne. Inc., PGR2020-00079 (PTAB). In this matter, Shure challenges the patentability of the Company’s U.S. Patent No. 10,728,653 in a post grant review proceeding before the PTAB. The petition was filed on July 28, 2020, and the Company may file a response within three months. The PTAB will decide whether to grant the petition to institute the proceeding within five months of the petition, and if the PTAB institutes the proceeding, a final determination must be made no more than one year later.

              Financing Transaction

On September 13, 2020, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers named therein (the “Purchasers”), pursuant to which we agreed to issue and sell, in a registered direct offering 2,116,050 shares (the “Shares”) of our common stock at an offering price of $2.4925 per share, (the “Registered Offering”). In a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), the Company agreed to issue to the Purchasers who participated in the Registered Offering warrants (the “Warrants” and collectively with the Shares, the “Securities”) exercisable for an aggregate of 1,058,025 shares of Common Stock at an exercise price of $2.43 per share. We completed the offer and sale of the Securities to the Purchasers on September 16, 2020. The Shares in the Registered Offering were issued and sold pursuant to a registration statement on Form S-3 (File No. 333-248412), which was filed with the SEC on August 25, 2020 and was declared effective by the SEC on September 1, 2020 (the “Shelf Registration Statement”). Each Warrant was immediately exercisable and will expire five years from September 16, 2020. The Warrants and the shares of our common stock issuable upon the exercise of the Warrants were not registered under the Securities Act, were not offered pursuant to the Shelf Registration Statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

Pursuant to the terms of the Purchase Agreement, we agreed to use best efforts to cause a registration statement on Form S-1 providing for the resale by holders of shares of our common stock issuable upon the exercise of the Warrants, to become effective 90 days following the date of the Purchase Agreement and to keep such registration statement effective at all times. The registration statement on Form S-1 of which this prospectus is a part is the registration statement filed us in accordance with the terms of the Purchase Agreement to register the resale by holders of shares of our common stock issuable upon the exercise of the Warrants.

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Corporate Information

We were incorporated in Utah in 1983 and reincorporated in Delaware on October 25, 2018. We are headquartered in Salt Lake City, Utah. We have other locations in Gainesville, Florida; Austin, Texas; Zaragoza, Spain; Chennai, India; and Dubai, United Arab Emirates. Our website address is http://www.clearone.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and any amendments to such reports are available, free of charge, on our website in the “Investor Relations” section under “Company.”  We do not incorporate by reference into this prospectus supplement or the accompanying prospectus the information on, or accessible through, our website, and you should not consider it as part of this prospectus supplement or the accompanying prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, about the Company and its subsidiaries. We intend the coverage of our forward-looking statements to be within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "could," "should," "projects," "plans," "goal," "targets," "potential," "estimates," "pro forma," "seeks," "intends," or "anticipates" or the negative form of these terms or comparable qualifying words. The basis for our forward-looking statements includes our current expectations and a number of known and unknown risks and uncertainties that could cause actual outcomes to differ materially from our forward-looking statements. We caution readers not to place undue reliance on our forward-looking statements. In light of inherent uncertainties in forward-looking statements, the reader should not interpret inclusion of these statements as any representation by us or any other person that we will achieve or accomplish any of the matters expressed within the scope of any of our forward-looking statements. We assume no obligation to publicly update or revise our forward-looking statements or to advise of any changes regarding the basis of our assumptions and other factors relating to the forward-looking statements.

For further information on factors which could impact us and the statements contained herein, see the section of this prospectus captioned “Risk Factors” and the “Risk Factors” under Part I, Item 1A in our most recent Annual Report on Form 10-K for risks relating to investments in our securities, as such risk factors may be supplemented or amended from time to time under Part II, Item 1A of our Quarterly Reports on Form 10-Q.  We assume no obligation to update and supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

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RISK FACTORS

Before you make a decision to invest in the securities that we are offering pursuant to this prospectus, you should consider carefully the risks described below, together with other information in this prospectus and the information incorporated by reference herein. If any of the following events actually occur, our business, operating results, prospects or financial condition could be materially and adversely affected. This could cause the trading price of our common stock to decline and you may lose all or part of your investment. The risks described below are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also significantly impair our business operations and could result in a complete loss of your investment.

See “Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the year ended December 31, 2019, which are incorporated herein by reference.

As a result of Edward D. Bagley’s significant share ownership position in the Company,  he is able to influence corporate matters.

Based solely on filings by Edward D. Bagley under Regulation 13D and Section 16 of the Exchange Act, Mr. Bagley beneficially owns approximately 44.0% of our outstanding shares of common stock.  Pursuant to the Note Purchase Agreement, dated December 8, 2019, by and between Mr. Bagley and the Company, Mr. Bagley also has a security interest in substantially all of the assets of the Company as well as certain observer rights with respect to meetings of our board of directors.  In addition, Mr. Bagley’s daughter, Lisa Higley, is a member of our board of directors.  Based on Mr. Bagley’s significant share ownership, as well as his security interests in substantially all of our assets, Mr. Bagley will be able to significantly influence who serves on our board of directors and the outcome of matters required to be submitted to our stockholders for approval, including, without limitation, decisions relating to the outcome of any proposed merger or consolidation of our company and Mr. Bagley’s significant interest in us may discourage third parties from seeking to acquire control of us, which may adversely affect the market price of our common stock. In addition, based solely on filings by other members of Mr. Bagley’s family and their family trusts under Regulation 13D and Section 16 of the Exchange Act, such family members and their family trusts collectively beneficially own an additional 20.5% of our outstanding shares of common stock, however, Mr. Bagley asserts he does not have control over and disclaims beneficial ownership of such shares. Mr. Bagley’s interests and the interests of his family and their family trusts may not be consistent with those of our other stockholders.

 The issuance of additional common stock may negatively impact the trading price of our common stock.

We have issued equity securities in the past, will issue equity securities in this offering and may continue to issue equity securities to finance our activities in the future. In addition, outstanding options and warrants to purchase our common stock may be exercised, outstanding secured convertible notes may be converted to shares of our common stock, and additional options and warrants may be issued, resulting in the issuance of additional shares of common stock. The issuance by us of additional shares of common stock would result in dilution to our stockholders, and even the perception that such an issuance may occur could have a negative impact on the trading price of our common stock.

The market price of our common stock is volatile, and the value of your investment could decline significantly.

The trading price for our common stock has been, and we expect it to continue to be, volatile.  The price at which our common stock trades depends upon a number of factors, including our historical and anticipated operating results, our financial situation, announcements of technological innovations or new products by us or our competitors, our ability or inability to continue the listing of our common stock on a national securities exchange, our ability or inability to raise the additional capital we may need and the terms on which we raise it, and general market and economic conditions, some of which are beyond our control.  These broad market fluctuations may lower the market price of our common stock and affect the volume of trading in our stock.

Because we do not intend to pay dividends on our common stock, stockholders will benefit from an investment in our stock only if it appreciates in value.

We currently intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend on factors the board of directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of our secured convertible notes and other financing arrangements. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our stock. There is no guarantee that our stock will appreciate in value.

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Our certification of incorporation designates the Court of Chancery in the State of Delaware as the sole and exclusive forum for certain actions or proceedings that may be initiated by our stockholders, which could discourage claims or limit stockholders’ ability to make a claim against the Company, our directors, officers, and employees.

Our certificate of incorporation states that unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our certificate of incorporation or our bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to the Delaware Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

These exclusive forum provisions do not apply to claims under the Securities Act or the Exchange Act. The exclusive forum provision may discourage claims or limit stockholders’ ability to submit claims in a judicial forum that they find favorable and may create additional costs as a result. If a court were to determine the exclusive forum provision to be inapplicable and unenforceable in an action, we may incur additional costs in conjunction with our efforts to resolve the dispute in an alternative jurisdiction, which could have a negative impact on our results of operations.

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SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 1,058,025 shares of our common stock that may be issued to the stockholders named in the table below upon exercise of warrants to purchase common stock held by the selling stockholders (the “Warrants”). All of the selling stockholders named below acquired their Warrants directly from us in a private placement conducted by us in September 2020.

On September 13, 2020, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors, or the selling stockholders, pursuant to which we agreed to issue and sell, and the selling stockholders agreed to buy, 2,116,050 shares of our common stock (the “Shares”) at a price of $2.4925 per share and the Warrants to purchase up to 1,058,025 shares of our common stock for the approximate gross proceeds of $5.3 million, before deducting placement agent and other offering expenses. The Shares were offered and sold to the selling stockholders pursuant to our effective registration statement on Form S-3 that was declared effective by the SEC on September 1, 2020, and the Warrants were issued in a concurrent private placement exemption from registration pursuant to Section 4(a)(2) of the Securities Act and Rule 506 thereunder. The issuance and sale of the Shares and Warrants pursuant to the Purchase Agreement was completed on September 16, 2020. The Warrants were immediately exercisable at an exercise price of $2.43 per share and have a term of exercise equal to five (5) years from September 16, 2020.

The Purchase Agreement includes customary representations, warranties, and covenants by the selling stockholders and us, and an indemnity from us in favor of the selling stockholders. Pursuant to the terms of the Purchase Agreement, we agreed to prepare and file a resale registration statement with the SEC on or prior to October 28, 2020 to register the shares of our common stock issuable upon exercise of the Warrants. The Purchase Agreement also provides that we must make certain payments as liquidated damages to the selling stockholders if the registration statement should become unavailable for the resale of the common stock issuable upon exercise of the Warrants and we are not in compliance with Rule 144(c) of the Securities Act, subject to certain exceptions. We have filed this registration statement on Form S-1 in fulfillment of our registration obligations under the Purchase Agreement.

Except as indicated below, none of the other selling stockholders has held a position as an officer or director of our company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. Except as otherwise indicated in the footnotes to the table, the selling stockholders possess sole voting and investment power with respect to the shares shown, and no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time.

Unless otherwise indicated, the following table sets forth certain information known to us as of October 13, 2020 with respect to the beneficial ownership of our common stock by the selling stockholders who purchased Shares in the registered offering and Warrants in the private placement described above. Except as indicated below, the share amounts under the column “Maximum Number of Shares Offered” consist of the shares of our common stock issuable upon exercise of the Warrants sold by us in the private placement described above. The share amounts under the column “Shares Beneficially Owned after the Offering” assume all of the offered shares are sold pursuant to this prospectus. Each selling stockholder may sell some, all or none of its shares in this offering.

Name of Beneficial Owner	Shares Beneficially Owned Before the Offering(1)		Maximum Number of Shares Offered	Shares Beneficially Owned After the Offering(1)(2)
	Number	%		Number	%
Armistice Capital Master Fund Ltd.(3)	965,624	4.99%	601,806	363,818	1.9%
Edward D. Bagley(4)	10,152,405	49.1%	401,204	9,751,201	47.2%
Edward Bryan Bagley(5)	1,580,814	8.3%	50,000	1,530,814	8.0%
Zeynep Hakimoglu	1,067,856	5.6%	5,015	1,062,841	5.6%

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*	Less than one percent

(1)

Assumes the exercise of all of the Warrants and that all securities offered by this prospectus are sold, and includes shares of common stock that may be acquired within 60 days of the date of this prospectus.

(2)

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. In calculating the number of shares beneficially owned by the selling stockholder prior to and after this offering, we have based our calculations on 18,771,257 shares of common stock outstanding as of October 13, 2020.

(3)

Share information is as of September 24, 2020 and is furnished in reliance on the Schedule 13G filed by Armistice Capital Master Fund Ltd. (the “Armistice Fund”) on September 24, 2020. The shares of common stock beneficially owned by the Armistice Fund may be deemed to be beneficially owned by Armistice Capital, LLC (“Armistice Capital”), its investment manager, and Steven Boyd, by virtue of his status as the Director of the Armistice.  Pursuant to Rule 13d-4, Each of Armistice Capital and Mr. Boyd disclaims beneficial ownership of the shares of common stock held by the Armistice Fund except to the extent of his or its pecuniary interest therein.

(4)	Share information is furnished in reliance on the Schedule 13D/A filed by Edward D. Bagley on September 22, 2020.
(5)

Share information is furnished in reliance on the Schedule 13D filed by Edward Bryan Bagley on September 22, 2020 and includes 1,168,253 shares for which Mr. Bagley exercises only shared voting or dispositive control.

Edward D. Bagley, is an affiliate of the Company by virtue of his ownership of more than 10% of the issued and outstanding shares of the Company’s common stock, and he may be deemed to be an underwriter with respect to the securities offered by this prospectus as such term is defined in Section 2(a)(11) of the Securities Act.  Zeynep Hakimoglu is an affiliate of the Company by virtue of her status as a director and chief executive officer of the Company, and she may be deemed to be an underwriter with respect to the securities offered by this prospectus as such term is defined in Section 2(a)(11) of the Securities Act.

USE OF PROCEEDS

We will not receive any cash proceeds from the sale of shares of our common stock by the selling stockholders pursuant to this prospectus. The selling stockholders will bear any underwriting commissions and discounts attributable to their sale of shares of our common stock.

DESCRIPTION OF OUR COMMON STOCK

The following is only a summary of the terms and conditions applicable to our Common Stock and it not intended to be complete. Our Company is a Delaware corporation and our Common Stock is subject to the provisions of our Certificate of Incorporation ("Certificate of Incorporation") and our Bylaws ("Bylaws").

Common Stock

We have fifty million (50,000,000) shares of common stock, $0.001 par value per share, authorized by our Certificate of Incorporation. As of the date of this prospectus, we had 18,771,257 shares of common stock issued and outstanding.

The holders of our common stock shall be entitled at all meetings of shareholders to one vote for each share of such stock held by them. Cumulative voting is not permitted by our Certificate of Incorporation. With respect to any matter, a quorum shall be present at a meeting of shareholders if the holders of a majority of the shares entitled to vote on that matter are represented at the meeting in person or by proxy.

Holders of our common stock have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of common stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends.

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The Board of Directors has the authority to issue the authorized but unissued shares of common stock without action by the shareholders. Any future issuance of such shares would reduce the percentage ownership held by existing shareholders and might dilute the book value of their shares. The shares of our common stock presently outstanding are fully paid and non-assessable, and any shares issued by us pursuant to this prospectus will be fully paid and non-assessable when issued. Our common stock trades on the NASDAQ Capital Market under the symbol “CLRO.”

Dividends

              We do not anticipate the payment of cash dividends on our common stock in the foreseeable future. We intend to retain earnings to fund future working capital requirements, infrastructure needs, growth, product development.

2007 Equity Incentive Plan

              We have adopted the ClearOne, Inc. 2007 Equity Incentive Plan (the “2007 Plan”). The 2007 Plan was restated and approved by our stockholders on December 12, 2016. Provisions of the restated 2007 Plan include the granting of up to 2,000,000 incentive and non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units. Options may be granted to employees, officers, non-employee directors and other service providers and may be granted upon such terms as the Compensation Committee of the Board of Directors determines in their sole discretion.              As of the date of this prospectus, there were 539,446 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $9.00 per share and 955,648 shares of common stock reserved for future issuance pursuant to the 2007 Plan.

Employee Stock Purchase Plan

              We have adopted the ClearOne, Inc. 2016 Employee Stock Purchase Plan (the “ESPP”). The ESPP was approved by our stockholders on December 12, 2016. The ESPP is available to all employees who do not own, or are deemed to own, shares of stock making up an excess of 5% of the combined voting power of the Company, its parent or subsidiary. During each offering period, each eligible employee may purchase shares under the ESPP after authorizing payroll deductions. Under the ESPP, each employee may purchase up to the lesser of 2,500 shares or $25 of fair market value (based on the established purchase price) of our common stock for each offering period. Unless the employee has previously withdrawn from the offering, his or her accumulated payroll deductions will be used to purchase common stock on the last business day of the period at a price equal to 85% (or a 15% discount) of the fair market value of the common stock on the first or last day of the offering period, whichever is lower. As of the date of this prospectus, there were 418,384 shares of common stock reserved for future issuance pursuant to the ESPP.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

              Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the outstanding shares of Common Stock outstanding will be able to satisfy the quorum requirement and be able to elect all of our directors by a plurality of the voting power of the shares present in person or by proxy. Our Certificate of Incorporation and Bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by written consent. A special meeting of stockholders may be called by a resolution adopted by a majority of our board, our chair of the board, our chief executive officer or the president in absence of the chief executive officer. Any power of the stockholders to call a special meeting is specifically denied by the terms of our Certificate of Incorporation.

17

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●     Before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●     Upon closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●     On or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-third percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●     Any merger or consolidation involving the corporation and the interested stockholder;

●     Any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●     Subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●     Any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●     The receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

NASDAQ Capital Market Listing

Our common stock is listed on the NASDAQ Capital Market under the trading symbol “CLRO.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Colonial Stock Transfer.

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PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, transferees, assignees or other successors-in-interest may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholders may use one or more of the following methods when disposing of the shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through brokers, dealers or underwriters that may act solely as agents;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•

through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of disposition; and

•	Any other means as may be disclosed in a supplement to this prospectus; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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A selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending the section of this prospectus captioned “Selling Stockholders” to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.

A selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

We have advised the selling stockholders that they are required to comply with Regulation M promulgated under the Securities and Exchange Act during such time as it may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

The aggregate proceeds to a selling stockholder from the sale of the common stock offered by it will be the purchase price of the common stock less discounts or commissions, if any. The selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act or otherwise.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement of which this prospectus forms a part or pursuant to Rule 144 of the Securities Act.

WHERE YOU CAN FIND MORE INFORMATION

We are an SEC reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the common stock being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the complete registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The SEC's Internet site can be found at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at http://www.clearone.com/. The information contained in our website is not a part of this prospectus.

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IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us. The following documents are incorporated by reference into this prospectus:

(a)     our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 30, 2020;

(b)     our Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2020, as filed with the SEC on May 20, 2020, and for the fiscal quarter ended June 30, 2020, as filed with the SEC on August 13, 2020;

(c)     our Current Reports on Form 8-K, as filed with the SEC on January 2, 2020 (Item 5.07), February 3, 2020 (Items 1.01 and 9.01), July 22, 2020 (Item 5.02), August 25, 2020 (Item 8.01), September 2, 2020 (Items 8.01 and 9.01) and September 14, 2020 (Items 1.01, 3.02, 8.01 and 9.01);

(d)     our definitive proxy statement on Schedule 14A as filed with the SEC on December 11, 2019; and

(e)     the description of our common stock set forth in our definitive proxy statement on Schedule 14A as filed with the SEC on September 24, 2018.

                      All documents filed by us (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this prospectus, are deemed to be incorporated by reference into this prospectus. Such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC.

                      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein or in any other subsequently filed document, which is also incorporated or deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

               The documents incorporated by reference into this prospectus are also available on our corporate website at http://www.clearone.com under the heading "Investor Relations." Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this report unless specifically incorporated herein by reference You may obtain copies of any or all of the documents incorporated by reference in this prospectus from us free of charge by requesting them in writing or by telephone at the following address:

ClearOne, Inc.
5225 Wiley Post Way, Suite 500
Salt Lake City, UT 84116
(801-975-7200

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EXPERTS

The consolidated financial statements of ClearOne, Inc. incorporated in this prospectus by reference from ClearOne Inc.'s Annual Report on Form 10-K for the year ended December 31, 2019 were audited by Tanner LLC, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such consolidated statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities being offered hereby will be passed upon by Seyfarth Shaw LLP.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with defending or settling such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

Our certificate of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●     Breach of director’s duty of loyalty to the corporation or its stockholders.

●     Act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●     Unlawful payment of dividends or unlawful purchase or redemption of shares; or

●     Transaction from which the director derives an improper personal benefit;

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if we shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 13.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Set forth below is an estimate (except in the case of the registration fee) of the amount of fees and expenses to be incurred in connection with the issuance and distribution of the offered securities registered hereby, other than underwriting discounts and commission, if any, incurred in connection with the sale of the offered securities. All such amounts will be borne by ClearOne, Inc.

SEC Registration Fee	$247.02
Accounting Fees and Expenses	$5,000
Legal Fees and Expenses	$15,000
Miscellaneous Fees and Expenses	$1,000
$21,247.02

ITEM 14.       INDEMNIFICATION OF DIRECTORS AND OFFICERS.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with defending or settling such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

Our certificate of incorporation and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

●     Breach of director’s duty of loyalty to the corporation or its stockholders.

●     Act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●     Unlawful payment of dividends or unlawful purchase or redemption of shares; or

●     Transaction from which the director derives an improper personal benefit;

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if we shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

II-1

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES

Note Purchase Agreement and Warrants - December 2019

On December 17, 2019, the Company completed the issuance and sale of $3,000,000 of secured convertible notes of the Company (the “Notes”) and warrants (the “Debt Warrants”) to purchase 340,909 shares of common stock, par value $0.001 per share of the Company (the “Common Stock”), in a private placement transaction exemption from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder. The Notes and Warrants were issued and sold to Edward D. Bagley, an affiliate of the Company, on the terms and conditions of a Note Purchase Agreement dated December 8, 2019 between the Company, certain subsidiary guarantors of the Company, and Mr. Bagley.

The Notes will mature four years from the date of issuance (the “Maturity Date”) and will earn interest at a variable rate adjusted on a quarterly basis and equal to two and one-half percent (2.5%) over the greater of (x) five and one-quarter percent (5.25%) and (y) the Prime Rate as published in the Wall Street Journal (New York edition) as of the beginning of such calendar quarter.  The Notes may be converted into shares of the Company’s Common Stock at any time at the election of Mr. Bagley at an initial conversion price of $2.11 per share (the “Conversion Price”), or 120% of the closing price of the Common Stock on December 6, 2019 as reported on the Nasdaq Capital Market. Also, the Company can cause a mandatory conversion of the Notes if the volume weighted average closing price of the Common Stock over 90 consecutive trading days exceeds 200% of the Conversion Price. In addition, the Notes may be redeemed by the Company for cash at any time after December 17, 2020 upon payment of the outstanding principal balance of the Notes and any unpaid and accrued interest.  The Company also is required to redeem the Notes upon the occurrence of a change in control of the Company.

The Debt Warrants will have an initial exercise price equal to $1.76, the closing price of the Common Stock on December 6, 2019 as reported on the Nasdaq Capital Market, and will be exercisable for a period of seven years from December 17, 2019.  The Debt Warrants must be exercised for cash, unless at the time of exercise there is not a then effective registration statement for the resale of the shares of Common Stock issuable upon exercise of the Debt Warrants, in which case the Debt Warrants may be exercised via a cashless exercise feature that provides for net settlement of the shares of Common Stock issuable upon exercise.

Registered Direct Offering - September 2020

On September 13, 2020, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain purchasers named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering 2,116,050 shares (the “Shares”) of the Company’s Common Stock at an offering price of $2.4925 per share, (the “Registered Offering”). The Company expects to receive gross proceeds of approximately $5.275 million in connection with the Registered Offering, before deducting placement agent fees and related offering expenses.

II-2

The Purchase Agreement contains customary representations and warranties and agreements of the Company and the Purchasers and customary indemnification rights and obligations of the parties. Pursuant to the terms of the Purchase Agreement, the Company has agreed to certain restrictions on the issuance and sale of its Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) during the 30-day period following the closing of the Registered Offering.

The Shares in the Registered Offering are being offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-248412), which was filed with the Securities and Exchange Commission (the “Commission”) on August 25, 2020 and was declared effective by the Commission on September 1, 2020 (the “Registration Statement”).

Concurrent Private Placement - September 2020

In a concurrent private placement (the “Private Placement” and together with the Registered Offering, the “Offerings”), the Company agreed to issue to the Purchasers who participated in the Registered Offering warrants (the “Warrants” and collectively with the Shares, the “Securities”) exercisable for an aggregate of 1,058,025 shares of Common Stock at an exercise price of $2.43 per share. Each Warrant will be immediately exercisable and will expire five years from the issuance date. The Warrants and the shares of our Common Stock issuable upon the exercise of the Warrants are not being registered under the Securities Act of 1933, as amended (the “Securities Act”), were not offered pursuant to the Registration Statement and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act, and Rule 506(b) promulgated thereunder.

A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99%) of the Company’s outstanding Common Stock immediately after exercise. However, upon at least 61 days’ prior notice from the holder to the Company, a holder with a 4.99% ownership blocker may increase the amount of ownership of outstanding Common Stock after exercising the holder’s Warrant up to 9.99% of the number of the Company’s Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Warrant.

The issuance and sale of the Shares and Warrants were completed on September 16, 2020.

ITEM 16.      EXHIBITS.

See the Exhibit Index to this Registration Statement on Form S-1 which is incorporated herein by reference.

ITEM 17.      UNDERTAKINGS.

A.                                         The undersigned registrant hereby undertakes:

1.                                           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                          To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                       To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                                    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

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2.                                           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.                                           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

B.                                         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.                                         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Salt Lake City, Utah on this 15th day of October, 2020.

CLEARONE, INC.
(Registrant)

By:	/s/ Zeynep Hakimoglu
Zeynep Hakimoglu
President and Chief Executive Officer
(principal executive officer)

 KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Zeynep Hakimoglu, Narsi Narayanan, or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and re-substitution for him in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement on Form S-1 or a registration statement prepared in accordance with Rule 462 of the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the offered securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Date	Signatures

October 15, 2020	/s/ Zeynep Hakimoglu
Zeynep Hakimoglu, Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

October 15, 2020	/s/ Narsi Narayanan
Narsi Narayanan, Senior Vice President of Finance (Principal Financial and Principal Accounting Officer)

October 15, 2020	/s/ Larry R. Hendricks
Larry R. Hendricks, Director

October 15, 2020	/s/ Lisa Higley
Lisa Higley, Director

October 15, 2020	/s/ Eric L. Robinson
Eric L. Robinson, Director

October 15, 2020	/s/ Bruce Whaley
Bruce Whaley, Director

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Form	Exhibit Incorporated Herein by Reference	Filing Date
3.1	Certificate of Incorporation of ClearOne, Inc.	8-K	3.1	10/29/18
3.2	Bylaws	8-K	3.2	10/29/18
4.1	Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934	10-K	4.1	03/30/20
4.2	Form of Common Stock Warrant.	8-K	4.1	09/14/20
5.1†	Opinion of Seyfarth Shaw LLP
10.1*	1997 Employee Stock Purchase Plan	S-8	4.9	10/06/06
10.2*	1998 Stock Option Plan	S-8	4.8	10/06/06
10.3*	2007 Equity Incentive Plan	S-8	4.7	01/22/08
10.4*	ClearOne, Inc. Equity Incentive Plan	S-8	4.8	01/26/16
10.5*	Amendment No. 1 to the ClearOne, Inc. Equity Incentive Plan	S-8	4.11	06/30/15
10.6*	ClearOne, Inc. Employee Stock Purchase Plan	S-8	4.3	06/30/15
10.7	Office Lease between Edgewater Corporate Park, LLC and ClearOne Communications, Inc. dated June 5, 2006	10-K	10.19	09/14/06
10.8	Stock Purchase Agreement Between ClearOne, Inc. and Doran M. Oster Dated March 4, 2014 for the Sabine Acquisition.	10-K	10.7	03/20/14
10.9	Manufacturing Services Agreement between Flextronics Industrial, Ltd. and ClearOne Communications, Inc. dated November 3, 2008	10-K	10.21	10/13/09
10.10	Framework Agreement between ClearOne, Inc. and Dialcom Networks S.L., dated December 20, 2013	8-K	10.1	04/07/14
10.11	Amendment to Framework Agreement between ClearOne, Inc. and Dialcom Networks S.L., dated March 31, 2014	8-K	10.2	04/07/14
10.12	Purchase Agreement between ClearOne, Inc. and Dialcom Networks S.L., dated March 31, 2014	10-Q	10.3	05/14/14
10.13	Form of Offer to Repurchase Eligible Options for Cash	10-Q	10.1	05/10/16
10.14	Note Purchase Agreement dated December 8, 2019.	8-K	10.1	12/09/19
10.15	Guaranty and Collateral Agreement dated December 8, 2019.	8-K	10.2	12/09/19
10.16	Form of Secured Convertible Note.	8-K	10.3	12/09/19
10.17	Form of Warrant.	8-K	10.4	12/09/19
10.18	First Amendment to Note Purchase Agreement dated January 29, 2020.	8-K	10.1	02/03/20
10.19	Securities Purchase Agreement dated September 13, 2020	8-K	10.1	09/14/20
21.1	Subsidiaries of the registrant	10-K	21.1	03/30/20
23.1†	Consent of Tanner LLC, Independent Registered Public Accounting Firm
23.2†	Consent of Seyfarth Shaw LLP (included in Exhibit 5.1)
24.1†	Power of Attorney (included on signature page).

* Constitutes a management contract or compensatory plan or arrangement.

† Filed herewith

‡ Information furnished herewith shall not be deemed to be “filed” for the purposes of Section 18 of the 1934 Act